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                                                              EXHIBIT B


                          SECURITY CHICAGO CORP.
                               (letterhead)

May 28, 1996



TO:  The Shareholders of
     Security Chicago Corp.

Dear Fellow Shareholders:

As the Chairman of your company, I am delighted to announce to you, on behalf of myself and all of the other directors, that the company has, subject to your approval and the approval of various regulatory authorities, entered into an Agreement with TDI Financial Corporation, a company owned and controlled by James W. Aldrich, the former Chairman and Chief Executive Officer of Lake Shore National Bank, to acquire your stock at $60.00 per share, in cash.

The Board of Directors considers TDI's offer to be quite sound, and, in consultation with the company's counsel and other advisors, has determined that the offer is fair to the shareholders. Accordingly, the directors will call a special meeting of the shareholders, to be held later this year as this transaction is working its way through the regulatory process, and will recommend to the shareholders that at such meeting they approve the Agreement. It is anticipated that, subject to approval by you and the regulators, that this transaction can be consummated prior to year end. Full disclosure of all of the important terms of this transaction will be contained in the proxy materials that will be sent to you in connection with the solicitation of your vote.

Once again, let me say that the directors of the company are very excited about this event and we hope that you will be, too.

Sincerely yours,

/s/ JAMES D. POLIVKA
James D. Polivka
Chairman

Enclosure


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